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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2003

MERCER INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation or organization)

000-9409 (Commission File Number)	91-6087550 (I.R.S. Employer Identification No.)

14900 Interurban Avenue South, Suite 282, Seattle, WA 98168
(Address of Office)

(206) 674-4639
(Registrant's telephone number, including area code)

ITEM 9.    REGULATION FD DISCLOSURE.

        On September, 12 2003, Mercer International Inc announced its intention to make a private offering of convertible notes of approximately $75 million, subject to market and other conditions. The securities will be offered to qualified institutional buyers in reliance on Rule 144A and to certain buyers outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended.

        In connection with the proposed offering, Mercer plans to distribute an offering memorandum to potential investors. The following excerpts from the offering memorandum include certain information either not previously disclosed by Mercer in or revised from its public filings:

        In this report, please note the following:

  •
  references to "we", "our", "us", the "Company" or "Mercer" mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and reference to "Mercer Inc." means Mercer International Inc. excluding its subsidiaries;

  •
  a "tonne" is one metric ton or 2,204.6 pounds;

  •
  all references to monetary amounts are to "Euros", the lawful currency adopted by most members of the European Union, unless otherwise stated; and

  •
  "€" refers to Euros and "$" refers to U.S. dollars.

RISK FACTORS

We are exposed to currency exchange rate and interest rate fluctuations.

        Approximately 68% of our sales in the six months ended June 30, 2003 were in products quoted and listed in U.S. dollars while most of our operating costs and expenses are incurred in Euros. Our results of operations and financial condition are reported in Euros. A significant increase in the value of the Euro relative to the U.S. dollar would reduce the amount of revenues in Euros realized by us from sales denominated or priced in U.S. dollars. This would reduce our operating margin and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operation and cash flow.

        Stendal has entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal project financing facility, which has kept Stendal from benefiting from the general decline in interest rates in the latter part of 2002 and first half of 2003. In addition, Rosenthal has entered into interest rate contracts to limit the interest rate in connection with certain of its indebtedness. However, an increase in interest rates to such limit would require Rosenthal to make higher interest payments, which could adversely affect our results of operations and financial condition.

We use derivatives to manage certain risk.

        A significant amount of our sales revenue is based on pulp sales priced in U.S. dollars while our reporting currency is Euros and our costs are predominantly in Euros. We therefore use foreign currency derivative instruments primarily to manage against depreciation of the U.S. dollar against the Euro.

        We also use derivative instruments to limit our exposure to interest rate fluctuations. Concurrently with entering into the Stendal financing, Stendal entered into variable-to-fixed rate interest swaps for the full term of the facility to manage its interest rate risk exposure with respect to a maximum aggregate amount of approximately $612.6 million of the principal amount of such facility. Rosenthal also enters into currency swap, currency forward, interest rate and interest cap derivative instruments in connection with its outstanding floating rate indebtedness. Our derivative instruments are marked to market and can materially impact our operating results. For example, our operating results for fiscal 2002 and the six months ended June 30, 2003 included net gains of €23.4 million and €14.6 million, respectively, on the Rosenthal derivatives and unrealized losses of €30.1 million and €27.9 million, respectively, on the Stendal derivatives when they were marked to market.

        If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow.

        Further, we may in the future use derivative instruments to manage pulp price risks. The purpose of our derivative activity may also be considered speculative in nature; our management does not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our management's perception of future economic events and developments.

We are changing our system for procuring fiber.

        Historically, the fiber requirements for the Rosenthal mill were procured by a third party. The agreement with this party has expired and will not be renewed as we have organized our own internal wood procurement department. There can be no assurance that this department will be able to procure our fiber requirements on terms as favorable as those achieved by the third party.

We are subject to risks related to our employees.

        The majority of our employees in Germany are represented by the Industriegewerkschaft Bergbau-Chemie-Energie, a national union that represents pulp and paper workers in Germany. The collective agreement relating to employees at our paper mills expires at the end of 2003. We expect to negotiate a new collective agreement for employees at our paper mills in the second half of 2003. Our pulp workers have agreed to defer negotiations in respect of an additional wage increase for 2003 as a result of current general economic conditions. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate an acceptable collective agreement with our employees, either upon the expiration of the existing collective agreement with our employees at the paper mills or in potential wage negotiations with our pulp workers. This could result in a strike or work stoppage by the affected workers. The renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

FIXED CHARGES COVERAGE

        Our consolidated ratio of earnings to fixed charges is as set forth in the table below:

	Year Ended December 31,								Six Months Ended June 30,
	1998	1999(1)		2000	2001		2002		2002	2003
Ratio of earnings to fixed charges(2)	1.5	—	(3)	3.1	0.8	(3)	—	(3)	2.6	—	(3)

(1)
In 1999, we effected the conversion of our Rosenthal mill from a sulphite to a kraft process, which resulted in production downtime from July to December.

(2)
The ratio of earnings to fixed charges has been computed by dividing income before income taxes, minority interest and fixed charges, by fixed charges. Fixed charges consist of interest expense plus capitalized interest.

(3)
For the years ended December 31, 1999, 2001 and 2002, our deficiency of earnings to fixed charges was €44.0 million, €2.7 million and €20.7 million, respectively. For the six month period ended June 30, 2003, our deficiency of earnings to fixed charges was €27.4 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth selected historical financial and operating data as at and for the periods indicated. Effective January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro. Accordingly, the following selected financial data for periods prior to the year ended December 31, 2002 has been restated in Euros and reclassified to conform with the current year's presentation. The following selected financial data is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and related notes.

        Selected historical financial data as at and for the periods ended December 31, 1998 and 1999 are included in our Annual Report on Form 10-K for the year ended December 31, 2002. Management believes that the financial data relating to 1998 and 1999 does not provide a meaningful comparison of financial and operating data to the periods shown below. In 1999, the Rosenthal mill was shut down from July to December while we completed a major capital project which converted the Rosenthal mill to the production of kraft pulp from sulphite pulp and increased its annual production capacity from approximately 160,000 tonnes to approximately 300,000 tonnes. Between 1998 and 2000, we owned and operated an additional four paper mills that produced packaging, carton and printing papers which have been divested pursuant to our strategy to focus on our core operations.

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001(1)	2002(1)	2002(1)	2003(1)
				(unaudited)
	(in thousands, except for per share, tonne and ratio data)
Statement of Operations Data:
Revenues	€258,883	€216,447	€239,132	€126,137	€98,314
Cost of sales	193,704	184,679	213,463	107,081	88,335
General administration and other	15,514	18,436	24,979	14,396	8,730

Income from operations	49,665	13,332	690	4,660	1,249
Interest expense	(15,198)	(16,170)	(13,753)	(8,099)	(4,651)
Other income (expense)	(2,337)	98	(4,488)	16,606	(16,828)

Income (loss) before income taxes and minority interest	32,130	(2,740)	(17,551)	13,167	(20,230)
Benefit from (provision for) income taxes	(117)	(83)	264	(11)	(198)
Minority interest	—	—	10,965	—	10,379

Net income (loss)	€32,013	€(2,823)	€(6,322) (2)	€13,156	€(10,049) (2)

Earnings (loss) per share:
Basic	€1.91	€(0.17)	€(0.38)	€0.78	€(0.60)
Diluted	€1.87	€(0.17)	€(0.38) (2)	€0.77	€(0.60) (2)
Shares used in computing earnings (loss) per share:
Basic	16,779	16,875	16,775	16,875	16,875
Diluted	17,144	16,875	16,775	17,055	16,875

	As at December 31,				As at June 30,
	2000	2001(1)	2002(1)		2003(1)
					(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	€19,689	€11,741	€30,261		€21,951
Restricted cash	26,775	33,388	48,254	(3)	54,093	(3)
Working capital	28,388	15,544	6,328		(56,175)
Total assets	429,724	429,593	599,750	(4)	696,509	(4)
Debt, current portion, and note payable	29,822	25,752	17,138		23,849
Note payable, construction in progress	—	—	15,000		45,000
Debt, less current portion(5)	221,772	216,871	205,393	(5)	193,186
Debt, construction in progress, less current portion	—	—	146,485		150,506
Shareholders' equity	133,497	131,613	124,969		121,295
	Year Ended December 31,				Six Months Ended June 30,
	2000	2001(1)	2002(1)		2002(1)	2003(1)
					(unaudited)
	(in thousands, except for tonne and ratio data)
Other Data:
Net cash from operating activities	€43,395	€29,783	€39,734		€10,919	€6,975
Capital expenditures	€27,028	€10,097	€13,800	(6)	€5,670	€5,301	(6)
Operating EBITDA(7)	€73,711	€36,298	€26,304		€18,149	€13,130
Ratio of Operating EBITDA to interest expense	4.9	2.2	1.9		2.2	2.8
Ratio of debt, less current portion,(5) to Operating EBITDA	3.0	6.0	7.8		n/a	n/a
Net cash from operating activities interest coverage(8)	3.9	2.9	3.9		2.4	2.5
Operating EBITDA to Income from Operations Reconciliation:
Income from operations	€49,665	€13,332	€690		€4,660	€1,249
Add: Depreciation	24,046	22,966	25,614		13,489	11,881

Operating EBITDA	€73,711	€36,298	€26,304		€18,149	€13,130

Pulp Segment — Operating Data:
Sales volume (tonnes)	239,552	285,654	293,607		149,798	148,179
Productivity (tonnes produced per day)	736	876	887		892	889
Average price realized (per tonne)	€667	€512	€443		€455	€421
Cash production costs (per tonne sold)(9)	€353	€342	€312		€310	€309
Income from operations	€54,999	€19,854	€4,773		€5,574	€1,171
Depreciation	€20,481	€21,422	€21,567		€10,781	€10,870

(1)
In December 2001, we acquired Landqart, which operates a specialty paper mill, for approximately $2.7 million. Results from the Landqart mill are not included in our results for 2001, but are included for 2002. The Landqart mill sold approximately 18,222 tonnes for €39.7 million in the year ended December 31, 2002 and 9,060 tonnes for €20.6 million in the six months ended June 30, 2002. At the end of 2002, we sold 20% of our interest in Landqart and reorganized our remaining interest into an indirect 39% minority interest through a limited partnership without recognizing a gain or loss. As of December 31, 2002, our interest in the Landqart mill was no longer consolidated and is included in our financial results on an equity basis.

(2)
Excluding items related to the Stendal project, net income would have been €12.8 million and €7.5 million, or €0.76 and €0.45 per share on a diluted basis, for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively, which was determined by adding the loss on derivative financial instruments of €30.1 million and €27.9 million to, and subtracting minority interest of €11.0 million and €10.4 million from, the reported net loss of €6.3 million and €10.0 million for the year ended December 31, 2002 and for the six months ended June 30, 2003, respectively. As the Stendal project is currently under construction and because of its overall size relative to our other facilities, management uses our consolidated operating results excluding items relating to the Stendal project to measure the performance and results of our operating units. Management believes this measure provides meaningful information on the performance of our operating facilities for a reporting period.

(3)
Comprised of €9.5 million and €13.2 million for payment of construction in progress costs payable, and €19.1 million and €19.1 million in a debt service account, as at December 31, 2002 and June 30, 2003, respectively, both relating to construction in progress at the site of the Stendal mill. In addition, €19.7 million and €21.8 million was in a debt service account as at December 31, 2002 and June 30, 2003, respectively, relating to the Rosenthal mill.

(4)
Includes approximately €186.9 million and €270.5 million as at December 31, 2002 and June 30, 2003, respectively, related to properties construction in progress at the site of the Stendal mill.

(5)
Refers to debt, less current portion, as stated under long-term liabilities in our consolidated balance sheet for the specified periods.

(6)
Excluding capital expenditures of approximately €186.9 million and €112.8 million during the year ended December 31, 2002 and the six months ended June 30, 2003, respectively, relating to the Stendal project.

(7)
We define Operating EBITDA for this purpose as income from operations plus depreciation and amortization. Management uses Operating EBITDA as a benchmark measurement of its own operating results and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe it is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to net income (loss) or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (1) Operating EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Operating EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and (iii) Operating EBITDA does not reflect the significant interest expense, or cash requirements necessary to service interest or principal payments, on our outstanding debt. Because of these limitations, Operating EBITDA should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. See the Statements of Cash Flows included in our consolidated financial statements. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies.

(8)
Net cash from operating activities interest coverage has been computed by dividing net cash from operating activities plus income tax expense and interest expense, by interest expense. Management uses this as one measure of its ability to utilize cash from operating activities for its interest expense requirements and management believes such information is useful to investors in understanding operating coverage for such interest expense obligations.

(9)
Cash production costs per tonne sold are determined by subtracting depreciation and shipping and handling costs from cost of sales for the pulp segment divided by sales volume.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Overview

        Global economic conditions, changes in production capacity and inventory levels are the primary factors affecting kraft pulp and paper prices. Historically kraft pulp and paper prices have been cyclical in nature. Kraft pulp prices, which had been at historically low levels between 1996 and 1999, rebounded in 2000 as a result of recoveries in Asian economies and a decline in capacity resulting from the shut-down of unprofitable or older mills requiring environmental upgrades. This contributed to tightening inventory levels among Norscan producers, which fell to approximately 1.1 million tonnes in mid-2000 and list prices increasing to an average of approximately $710 per tonne in the fourth quarter of 2000. However, the decline of North American and European economies in 2001 caused a sharp reduction in paper demand. As a result, Norscan pulp inventories rose to a high of approximately two million tonnes in early 2001 and list price levels eroded to an average of approximately $460 per tonne in late 2001. Inventory levels ranged between 1.3 and 1.9 million tonnes in 2002 and list prices averaged approximately $463 per tonne in 2002. Low producer inventories in early 2003 resulted in producers increasing list prices for kraft pulp in Europe to approximately $560 per tonne in April 2003. List prices fell during the seasonally weak summer months, and were approximately $510 per tonne in August 2003. Most producers, including ourselves, have announced a $20 per tonne price increase for NBSK pulp for September 2003. There can be no assurance that such increase will be implemented or, if implemented, that prices will not fall in ensuing months.

        Our financial performance for any reporting period is also impacted by changes in the U.S. dollar to Euro exchange rate and in interest rates. Changes in such rates can impact both our operating results and certain derivatives Rosenthal and Stendal use to partially protect against the effect of such changes. Gains or losses on such derivatives are recorded in our earnings either as they are settled or as they are marked-to-market for each reporting period.

        While the majority of our sales are invoiced in Euros, pulp prices are generally based on a global industry benchmark price that is quoted in U.S. dollars. As a result, a weakening of the U.S. dollar against the Euro will generally reduce the amount of Euro revenues of our pulp operations. Most of our costs are incurred, and our debt obligations are predominantly denominated, in Euros and do not fluctuate with the U.S. dollar to Euro exchange rate. Thus, a weakening of the U.S. dollar against the Euro tends to reduce our sales revenue, gross profit and income from operations.

        In order to partially protect against a weakening U.S. dollar, Rosenthal uses derivatives to swap its Euro denominated debt obligations to U.S. dollars. Such derivatives effectively convert Rosenthal's loan obligations from Euros into U.S. dollars. Rosenthal's use of U.S. dollar currency forwards has provided additional protection and augmented its earnings and cash flow during a weakening U.S. dollar environment. Primarily as a result of a weakening of the U.S. dollar versus the Euro, we recognized a net gain of €23.4 million and €14.6 million on the derivatives of Rosenthal, including certain interest rate derivatives, in 2002 and the six months ended June 30, 2003, respectively.

        Stendal, as required under its project financing, entered into variable-to-fixed rate swaps to fix the interest rate for the full term of the Stendal Loan Facility. While such swaps effectively fix the interest cost on the Stendal Loan Facility and provide stability with respect to future interest payments, they have kept Stendal from benefiting from the general decline in interest rates in the later part of 2002 and the first half of 2003. These swaps are marked to market on a quarterly basis taking into account, among other things, all future payments and the yield curve. Declining interest rates resulted in a non-cash holding loss of €30.1 million and €27.9 million on such swaps in 2002 and the six months ended June 30, 2003, respectively.

        Since June 2003, the general trends experienced in 2002 and the first half of 2003 with respect to exchange and interest rates have partially reversed. The U.S. dollar has strengthened, and long-term European interest rates have risen somewhat. Should these trends remain or continue, the effects realized in future periods are likely to be the opposite of those experienced in 2002 and in the six months ended June 30, 2003. In particular, the Rosenthal Currency Swaps may show a mark-to-market loss in future periods, although (assuming stable pulp prices) we would expect our operations to benefit from higher pulp pricing as the global U.S. dollar benchmark is translated into Euros. Furthermore, if higher interest rates continue, the Stendal variable-to-fixed rate swaps may have a mark-to-market non-cash holding gain in future periods, which may be offset in part by higher interest rates payable on Rosenthal's debt obligations.

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002 (Unaudited)

        We generated operating earnings before interest, taxes, depreciation and amortization, referred to as "Operating EBITDA", of €13.1 million in the current period, compared to Operating EBITDA of €18.1 million in the comparative period of 2002. Operating EBITDA is defined as income from operations plus depreciation and amortization. Operating EBITDA is calculated by adding depreciation and amortization of €11.9 million and €13.5 million to income from operations of €1.2 million and €4.7 million for each of the six months ended June 30, 2003 and 2002, respectively. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost, and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (i) Operating EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Operating EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and (iii) Operating EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt. Because of these limitations, Operating EBITDA should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. See the Statements of Cash Flows included in our consolidated financial statements. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies.

Liquidity and Capital Resources

        We expect to continue to generate sufficient cash flow from operations to pay our interest and debt service expenses and meet the working and maintenance capital requirements for our current operations. We currently do not have any revolving credit facilities. From time to time, we have entered into project specific credit facilities to finance capital projects and expect to continue to do so, subject to availability. We expect to meet the capital requirements for the Stendal mill, including working capital and potential losses incurred during start-up, through shareholder advances already made to Stendal, the project financing credit facility, which includes a revolving line of credit, for the mill and, when operational, cash flow from operations.

Operating Activities

        Operating activities in the six months ended June 30, 2003 provided cash of €7.0 million, compared to €10.9 million in the six months ended June 30, 2002. During the first half of 2003, increases in inventories used cash of €4.1 million and increases in receivables and unrealized derivative gain used cash of €20.6 million, which resulted primarily from a holding gain of approximately €14.1 million on derivative agreements relating to Rosenthal. In the comparative period in 2002, increases in inventories and receivables and unrealized derivative gain used cash of €0.6 million and €2.6 million, respectively. An increase in accounts payable and accrued expenses provided cash of €4.6 million in the six months ended June 30, 2003, as compared to a decrease in accounts payable and accrued expenses which used cash of €16.8 million for the comparative period in 2002.

Investing Activities

        We reorganized our interest in Landqart at the end of 2002 by selling a 20% interest to a Swiss bank and exchanging the other 80% interest for an indirect 39% minority interest through a limited partnership on a non-cash basis. We decided to reduce our Landqart stake to eliminate our obligations to pay Landqart's debt and to fund Landqart's capital investment and working capital needs, thus allowing us to prioritize our available capital and resources on Stendal. Because of our obligation to repay or refinance the two bridge loans obtained in connection with the financing arrangements for Stendal, and poor capital market conditions in 2002, we determined that it would not be appropriate to expend further capital resources on Landqart. The reorganization has allowed the management of Landqart to focus on its operations and financial requirements without regard to our other operations. The Swiss bank had agreed to reduce and refinance a portion of Landqart's debt in consideration of the equity stake, and was in a better position to assist Landqart in securing the funds necessary to make the required capital investment in the Landqart mill.

Sensitivity Analysis

        The pulp and paper business is cyclical in nature and markets for our principal products are characterized by periods of supply and demand imbalance, which in turn affects product prices. The markets for pulp and paper are highly competitive and sensitive to changes in industry capacity and in the economy, both of which can have a significant influence on our selling prices and earnings. Approximately €130.2 million, or approximately 54.4%, of our revenues in 2002 were from pulp sales and approximately €62.4 million, or approximately 63.5%, of our revenues in the first six months of 2003 were from pulp sales. The following table illustrates the effect on our net operating results in 2002 and the first six months of 2003 of a $20 change in our average selling price per tonne for NBSK pulp in 2002, based upon our pulp sales during each period:

	Year Ended December 31, 2002	Six Months Ended June 30, 2003
		(unaudited)
	(in thousands, except for per share amounts)
NBSK Pulp — $20 per tonne change
Change in net operating results	€6,260	€2,685
Change in net operating results per share	0.37	0.16

Quantitative and Qualitative Disclosures about Market Risk

Derivative Instruments

        The following table sets forth the maturity date, the notional amount and the recognized gain or loss, for derivative instruments that were transacted during the year 2002:

Derivative Instrument	Maturity Date	Notional Amount	Recognized Gain (Loss) Year Ended December 31, 2002	Notional Amount	Recognized Gain (Loss) Six Months Ended June 30, 2003
				(unaudited)	(unaudited)
		(in millions)	(in thousands)	(in millions)	(in thousands)
Rosenthal
Currency Forward	Settled	$20.0	€319
Currency Forward	Settled	$20.0	591
Currency Forward	Settled	$20.0	724
Currency Forward	Settled	$10.0	582
Currency Forward	Settled	$1.0	(79)
Rosenthal Currency Swaps	Settled	€223.3	13,890
Repayment of Loan under Currency Swap	Settled	$5.2	245
Rosenthal Currency Swap	Settled	€130.4	6,974
Forward Rate Agreements(1)	Settled			$199.3	€(89)

Forward Rate Agreements	Settled			$124.8	(7)

			23,246		(96)

		At December 31, 2002		At June 30, 2003
				(unaudited)
Rosenthal Currency Swap(2)	September 2013	€74.5	2,486	€74.5	6,055
Rosenthal Currency Swap(3)	September 2008			$124.2	6,954
Interest Rate Cap Agreements(4)	September 2007	$205.9	(1,612)	$205.9	(191)
Forward Rate Agreements(1)	September 2003	$199.3	(509)
Forward Rate Agreement	June 2003	$124.8	(182)
Forward Rate Agreements(5)	March 2004			$200.9	(390)
Forward Rate Agreement	December 2003			$126.9	(144)
Currency Forward	December 2003			$20.0	1,205
Currency Forward	December 2003			$10.0	537
Currency Forward	September 2003			$20.0	671

			183		14,697

			€23,429		€14,601

Stendal
Stendal Interest Rate Swap Agreements(6)	October 2017	€1,108.4	€(30,108)	€1,223.6	€(27,944)

Corporate
Bridge Loan, embedded derivative	February 2004	€30.0	—	€30.0	—

(1)
Rosenthal entered into two forward interest rate contracts with notional amounts of $74.5 million and $124.8 million both maturing on September 30, 2003.

(2)
The interest component of the swaps is required under the terms of the Rosenthal Loan Facility, and became effective for the period starting September 30, 2002. For the outstanding principal amount of €74.5 million under the Rosenthal Loan Facility, all repayment installments from September 30, 2002 until September 30, 2013, were swapped into U.S. dollar amounts at a rate of Euro 1.0050. The interest rate was swapped into the six-month U.S. dollar/Libor plus bank margin rate with a cap of 6.8% until September 28, 2007.

(3)
The interest component of the swaps is required under the terms of the Rosenthal Loan Facility, and became effective for the period starting January 23, 2003. For the outstanding principal amount of €124.2 million under the Rosenthal Loan Facility, all repayments from January 23, 2003 until September 30, 2008, were swapped into U.S. dollar amounts at a rate of Euro 1.075. The interest rate was swapped into the three-month U.S. dollar/Libor plus bank margin rate with a cap of 6.8% until September 28, 2007.

(4)
Rosenthal entered into two interest rate cap contracts with notional amounts of $131.0 million and $74.9 million, both maturing on September 28, 2007 with a strike rate of 6.8%.

(5)
Rosenthal entered into two forward interest rate contracts with notional amounts of $74.0 million and $126.9 million both maturing on March 30, 2004.

(6)
In connection with the Stendal Loan Facility, in the third quarter of 2002 Stendal entered into the Stendal Interest Rate Swap Agreements, which are variable-to-fixed interest rate swaps, for the term of the Stendal Loan Facility, with respect to an aggregate maximum amount of approximately €612.6 million of the principal amount of the long-term indebtedness under the Stendal Loan Facility. The swaps took effect on October 1, 2002 and are comprised of three contracts. The first contract commenced in October 2002 for a notional amount of €4.1 million, gradually increasing to €464.9 million, with an interest rate of 3.795%, and matures in May 2004. The second contract is to commence in May 2004 for a notional amount of €464.9 million, gradually increasing to €612.6 million, with an interest rate of 5.28%, and matures in April 2005. The third contract is to commence in April 2005 for a notional amount of €612.6 million, with an interest rate of 5.28%, and the notional amount gradually decreases and the contract terminates upon the maturity of the Stendal Loan Facility in October 2017. As at December 31, 2002 and June 30, 2003, the notional amount of these three contracts was (i) €30.9 million and €146.1 million, (ii) €464.9 million and €464.9 million, and (iii) €612.6 million and €612.6 million, respectively.

BUSINESS

        In 2002, total worldwide consumption of market pulp was approximately 44 million metric tonnes, comprised of various types of market pulp as illustrated below:

2002 World Market Pulp Consumption by Grade

[GRAPHIC]

Bleached Softwood Kraft	44%
NBSK	28%
SBSK	11%
Other	5%
Bleached Hardwood Kraft	41%
Unbleached Kraft	6%
High Yield	6%
Sulphite	3%

Source: Pulp and Paper Products Council

        The following chart describes the worldwide NBSK market pulp demand for the specified periods:

Worldwide NBSK Market Pulp Demand

[GRAPHIC]

1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002
8,415	8,565	8,685	9,315	10,085	10,155	10,230	10,730	10,850	11,925	12,165	11,600	12,145

Source: Pulp and Paper Products Council

        The following map provides an overview of the estimated trade flows of market pulp in 2002, with Europe importing substantial quantities of pulp from the Americas:

2002 Trade Flows in Pulp for Europe (CEPI)(1)
(thousands of tonnes)

[MAP]

Exports to North America	187
Imports from North America	4,615
Exports to Other Europe(2)	571
Imports from Other Europe(2)	546
Exports to Latin America	18
Imports from Latin America	2,047
Exports to Asia	742
Imports from Asia	285
Exports to Rest of World	100
Imports from Rest of World	395

Source: Confederation of European Paper Industries ("CEPI")

(1)
Europe (CEPI) means the European Union countries (excluding Luxembourg) plus the Czech Republic, Hungary, Norway, the Slovak Republic and Switzerland.

(2)
Other Europe means all European countries other than Europe as defined above.

        The following chart illustrates average annual NBSK list pulp prices since 1990:

Average Annual NBSK List Pulp Prices

[GRAPHIC]

1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003(1)
806.00	575.00	558.00	444.00	564.00	875.00	582.00	559.00	519.00	533.00	668.00	524.00	463.00	515.00

Source: Pulp & Paper Week

(1)
Average list price for the period January through August 2003.

        Cash production costs for the periods indicated below are as follows:

	Year Ended December 31,			Six Months Ended June 30,
Costs
	2000	2001	2002	2002	2003
				(unaudited)
	(per tonne)
Fiber	€ 180	€ 184	€ 178	€ 174	€ 181
Labor	63	57	54	54	52
Chemicals	53	48	38	42	47
Energy	13	18	9	10	3
Other	44	35	33	30	27

Total cash production costs(1)	€ 353	€ 342	€ 312	€ 310	€ 309

(1)
Pulp segment cost of sales less depreciation, shipping and handling costs.

        We sell our pre-impregnated décor paper primarily to specialist converters serving furniture and interior accessories, such as doors and panels, producers.

        The following charts illustrate the geographic distribution of our revenues for the periods indicated:

Year Ended
December 31,
2000

[GRAPHIC]

Germany	42.3%
European Union(2)	34.0%
Eastern Europe and Other(1)	23.7%

Year Ended
December 31,
2001

[GRAPHIC]

Germany	46.1%
European Union(2)	35.1%
Eastern Europe and Other(1)	18.8%

Year Ended
December 31,
2002

[GRAPHIC]

Germany	39.0%
European Union(2)	34.1%
Eastern Europe and Other(1)	26.9%

Six Months Ended
June 30, 2003
(unaudited)

[GRAPHIC]

Germany	44.8%
European Union(2)	41.7%
Eastern Europe and Other(1)	13.5%

(1)
Sales from the Landqart mill, which were made predominantly in the Swiss market, which is not part of the European Union, are not included for 2000, 2001 and the six months ended June 30, 2003, but are included for 2002.

(2)
Not including Germany.

        In the six months ended June 30, 2003, one customer accounted for 10% of our pulp sales.

        Our paper sales conducted through agents were approximately 29.3% of total paper sales in the six months ended June 30, 2003.

        The following table sets out the capital expenditures and government grants recorded for the periods indicated:

	Year Ended December 31,							Six Months Ended June 30,
	Five Year Total		1998	1999	2000	2001	2002	2002	2003
								(unaudited)
	(in thousands)
Capital expenditures, gross(1)	€399,606	(2)	€77,299	€271,382	€27,028	€10,097	€13,800	€5,670	€5,301

Government grants(1)	€105,329		€14,501	€31,847	€55,355	€2,450	€1,176	€459	€834

(1)
Not including the Stendal project.

(2)
The total cost of the conversion of the Rosenthal mill to produce kraft pulp was approximately €361.0 million. We also received government grants totaling approximately €101.7 million in connection with such capital investments.

        As at June 30, 2003, progress on the Stendal project was substantially on schedule and there were no significant deviations from the project budget. As at June 30, 2003, the project was approximately 68% completed. Approximately 91% of the total engineering and approximately 65% of the civil works were completed. Progress was made in a number of areas including pouring the foundations for the effluent treatment system, fiber line system, lime kiln system and turbine generator system, the installation of batch digesters and towers for the bleach plant, commencement of the erection of the recovery boiler and power boiler and assembly of large storage tanks. In addition, progress was made in connection with the construction of the infrastructure of the mill site and contractors had been approved for the electrical power supply and distribution system, natural gas supply system, railway infrastructure and roads and harbor facilities. The public awareness and project acceptance by the local community has been very positive and the project has received good cooperation from all governmental authorities. At June 30, 2003, no insurance claims had been filed in respect of the project and there had been no casualties or severe injuries on the site.

        At the end of June 2003, Stendal employed 30 people, most of whom were part of the management organization charged with supervising the implementation and completion of the Stendal project. The members of the management team are experienced in large capital projects, including those related to pulp mills, and several are former senior members of Jaakko Pöyry Consulting. The management team at Stendal is charged with ensuring the project is effectively implemented in accordance with the EPC contract and planned schedules and budgets. They meet regularly with the main contractor and sub-contractors to, among other things, coordinate site activities, review progress, review and approve engineering and equipment specifications, and review any necessary work changes or permit amendments. Payments are made to contractors against defined milestones set forth in the EPC contract. Such milestone payments are due within 30 days of receipt of an approved invoice by Stendal. As at June 30, 2003, Stendal had approved invoices representing milestone payments equal to approximately 29.0% of the total value of the EPC contract.

        At the end of June 2003, there were approximately 559 people working at the site. This number is expected to increase to over 1,200 third party construction workers in the latter part of 2003.

        Although the Rosenthal mill's overall emission levels for nitric oxide and nitrogen oxide, collectively referred to as "NOx", are substantially below prescribed levels, NOx emissions from one gas burner have recently exceeded its permitted emission level. We made a claim on the warranty from the supplier of the gas burner who installed an ammonia scrubber to reduce NOx emissions. Due to a technical issue, emission levels from the gas burner were not reduced to permitted levels. Pursuant to our agreement with the gas burner supplier, the supplier is responsible for installing a new burner that reduces NOx emission levels to prescribed standards. We estimate the aggregate cost of the new burner to be approximately €750,000, most of which is expected to be borne by the supplier. We have advised German environmental authorities of the technical issue relating to the burner and the proposal to replace the same. Although there can be no assurance, we do not expect any regulatory action in respect thereof as a result of the Rosenthal mill's plans to install a new burner and that its overall NOx emissions are well below permitted standards.

        Our pulp workers have agreed to defer negotiations in respect of a further wage increase for 2003 as a result of current general economic conditions. The agreement has no fixed term, but cannot be terminated by either party before February 28,2004.

        Although no assurances can be provided, we have not had any significant work stoppages at any of our paper operations and we would therefore expect to enter into labor agreements with our paper workers without any significant work stoppages at our paper mills.

MANAGEMENT

        Our board is developing its corporate governance guidelines in respect of: (i) the duties and responsibilities of the board, its committees and the officers of the Company; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the board including separate meetings of non-management trustees. The board also intends to develop additional disclosure controls and procedures in connection with periodic reports and certifications we are required to file with the SEC pursuant to the Sarbanes-Oxley Act of 2002. Our board has established three committees, the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

Audit Committee

        The audit committee functions pursuant to a charter adopted by the trustees. A copy of the current charter is included in Appendix "A" to our definitive proxy statement on Schedule 14A filed June 19, 2003 with the SEC. The function of the audit committee is to meet with and review the results of the audit of our financial statements performed by the independent public accountants and to recommend the selection of independent public accountants. The members of the audit committee are Mr. Moon, Mr. McCartney and Mr. Witts each of whom are independent under the standards of the Nasdaq National Market. Mr. Moon replaced Mr. Arnulphy on the audit committee as of August 22, 2003. The audit committee met once during 2002. Both Mr. McCartney and Mr. Witts are chartered accountants and Mr. McCartney is a "financial expert" within the meaning of such term under the Sarbanes-Oxley Act of 2002.

Compensation Committee Interlocks and Insider Participation

        Mr. Moon and Mr. Arnulphy served as members of the compensation committee of our board of trustees during the year ended December 31, 2002. Neither Mr. Moon nor Mr. Arnulphy was one of our officers or employees during the year ended December 31, 2002, or has formerly been one of our officers. Effective August 22, 2003, the members of the compensation committee are Mr. McCartney, Mr. Shields and Mr. Adams, none of whom is one of our officers or employees, or has formerly been one of our officers.

Governance and Nominating Committee

        Our board has established a Governance and Nominating Committee comprised of William McCartney, Kenneth A. Shields and Graeme Witts. The purpose of the Committee is to: (i) manage the corporate governance system of the board; (ii) assist the board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice; (iii) assist in the creation of a corporate culture and environment of integrity and accountability; (iv) in conjunction with the Lead Trustee, monitor the quality of the relationship between the board and management; (v) review management succession plans; (vi) recommend to the board nominees for appointment to the board; (vii) lead the board's annual review of the Chief Executive Officer's performance; and (viii) set the board's forward meeting agenda.

Lead Trustee

        Our board appointed Mr. Shields as its Lead Trustee in September 2003. The role of the Lead Trustee is to provide leadership to the non-management trustees on the board and to ensure that the board can operate independently of management and that trustees have an independent leadership contact. The duties of the Lead Trustee include, among other things: (i) ensuring that the board has adequate resources to support its decision-making process and ensuring that the board is appropriately approving strategy and supervising management's progress against that strategy; (ii) ensuring that the independent trustees have adequate opportunity to meet to discuss issues without management being present; (iii) chairing meetings of trustees in the absence of the Chairman and Chief Executive Officer; (iv) ensuring that delegated committee functions are carried out and reported to the board; and (v) communicating to management, as appropriate, the results of private discussions among outside trustees and acting as a liaison between the board and the Chief Executive Officer.

        On August 22, 2003, we issued an aggregate of 375,000 options to purchase our shares of beneficial interest at a price of $4.53 per share to Guy W. Adams, GWA and Saul E. Diamond under the 2003 Option Plan in accordance with the terms of the Settlement Agreement. Options to acquire up to: (i) 225,000 shares exercisable on or before September 22, 2003 were granted to GWA; (ii) 100,000 shares exercisable on or before June 20, 2004 were granted to Mr. Adams; and (iii) 50,000 shares exercisable on or before June 20, 2004 were granted to Mr. Diamond.

        In September 2003, David M. Gandossi was granted options to acquire up to 100,000 of our shares at an exercise price of $5.65 per share, exercisable as of September 10, 2003 as to one-third of the options granted and one-third on each of September 10, 2004 and September 10, 2005. These options have a ten-year term.

        The following table sets forth information regarding ownership of our shares as of September 12, 2003 by each of our trustees and executive officers and all of our trustees and executive officers as a group. Unless otherwise indicated, each trustee has sole voting and disposition power with respect to the shares set forth opposite his name.

Name of Owner	Number of Shares Owned	Percentage of Outstanding Shares
Jimmy S.H. Lee(1)	1,619,800	8.8%
C.S. Moon(2)	29,000	*
R. Ian Rigg(2)	60,000	*
David M. Gandossi(3)	100,000	*
William McCartney	—	—
Graeme Witts	—	—
Kenneth A. Shields	—	—
Guy W. Adams(4)	325,000	1.9%
Wolfram Ridder(2)	60,000	*
Trustees and Officers as a Group (9 persons)(5)	2,193,800	11.5%

*
Less than 1%.

(1)
Includes presently exercisable stock options to acquire up to 1,585,000 Shares.

(2)
Represents presently exercisable stock options.

(3)
In September 2003, Mr. Gandossi was granted options to acquire up to 100,000 of our shares at a price of $5.65 per share exercisable as of September 10, 2003 as to one-third of the options granted and one-third on each of September 10, 2004 and September 10, 2005. These options have a ten-year term.

(4)
Pursuant to the terms of the Settlement Agreement, we issued options to purchase 225,000 shares to GWA exercisable until September 22, 2003 and 100,000 shares to Mr. Adams exercisable until June 20, 2004, each at an exercise price of $4.53 per share.

(5)
Includes presently exercisable stock options to acquire up to 2,159,000 shares.

        The following table sets forth information as at September 12, 2003 regarding: (i) our stock option plan under which options to acquire an aggregate of 3,600,000 of our shares may be granted to our officers and employees, and to our trustees who are not our officers or employees up to a maximum of 130,000 shares; and (ii) a non-qualified stock option plan to acquire up to 375,000 of our shares by Guy W. Adams, GWA and Saul E. Diamond:

	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-average Exercise Price of Outstanding Options	Number of Shares Available for Future Issuance Under Plan
Stock Option Plan	2,218,000	$7.21	58,000
Non-Qualified Stock Option Plan	375,000	$4.53	Nil

CERTAIN RELATIONSHIPS

        As part of the financing for the Stendal project, we obtained a €15 million bridge loan from Babcock & Brown Investment Management Partners LP, referred to as "Babcock & Brown", and a €30 million bridge loan arranged by a Swiss banking affiliate of MFC Bancorp Ltd., referred to as "MFC", with variable interest rates and specified fees. Babcock & Brown was our advisor in connection with the overall financing arrangements for the Stendal project. MFC was our approximately 92% owned subsidiary until June 1996, when we spun-off approximately 83% of the issued shares of MFC to our shareholders by way of a special dividend-in-kind as, among other things, there were no significant synergies between our pulp and paper business and MFC's financial services business. Prior to the spin-off, MFC provided and arranged for the majority of our financial requirements. In addition to the bridge loan, we have other indebtedness to MFC in the amount of approximately €7.8 million which matures in April 2004.

        We currently hold, directly and indirectly, approximately 575,683 common shares of MFC, representing approximately 4.4% of the outstanding common shares of MFC. Prior to our spin-off of MFC in 1996, Jimmy S.H. Lee, our Chairman, Chief Executive Officer and a trustee was also Chairman and Chief Executive Officer of MFC. Mr. Lee is currently a non-executive director of the Swiss banking affiliate of MFC and he and members of his family, directly and indirectly, own approximately 2% of MFC's outstanding shares, which shares were in part acquired pursuant to the 1996 spin-off. Ian Rigg, a trustee and our former Chief Financial Officer, became a Vice President of MFC in August 2003.

        We have in the course of our business entered into transactions and other arrangements with MFC and its affiliates. From time to time, our Rosenthal pulp mill sells pulp to a commodities trading subsidiary of MFC, both for its own account and as an agent for sales to certain parts of eastern Europe. All such transactions are conducted on market terms on an arm's length basis as provided for in the Rosenthal project loan agreements.

        In December 2002, we contributed our 80% interest in Landqart to a limited partnership in exchange for a 49% interest therein. The other limited partner of the limited partnership is MFC and the general partner is wholly-owned by Cade Struktur Corporation, referred to as "CSC". CSC is a Canadian public company in which we own an approximate 26% interest and MFC owns 25% of its issued and outstanding shares. Mr. Lee, our Chief Executive Officer, previously served as an officer and director of CSC from July 2001 to December 2002. During such time, Mr. Lee received no remuneration of any sort from CSC and did not have any ownership interest therein. At the time of the Landqart reorganization, Mr. Lee was neither an officer nor a director of CSC. MFC currently arranges receivables financing for Landqart. In addition, from time to time, MFC assists Landqart in obtaining supplier credit for its capital requirements by arranging for credit enhancement of Landqart's obligations. Such arrangements are negotiated between Landqart and MFC. Mr. Lee is a director of Landqart.

        We utilize the services of a private management company which provides administrative, accounting and secretarial services to various clients, including MFC and certain of its affiliates.

        In 2003, through a minority owned affiliate, MFC acquired an indirect minority interest in AIG, which is a 7% shareholder of Stendal.

        Our board is developing its corporate governance guidelines which, among other things, will provide that our audit committee review and approve transactions with related and affiliated parties, which will for this purpose include MFC.

Paper Mill Project Facilities

        In 2003, our paper operations secured two term credit facilities aggregating approximately €2.5 million, which facilities along with certain government grants are being utilized to repair flooding damage suffered by the mills in 2002. One facility totaling approximately €1.0 million matures on June 30, 2009, bears interest at a rate of 2.65% per annum and is repayable in ten equal semi-annual installments. The other facility in the amount of approximately €1.5 million matures on June 30, 2013, bears interest at a rate of 2.65% per annum and is repayable in 15 equal semi-annual monthly installments. Both facilities are guaranteed as to 80% thereof by a German governmental agency.

        In addition, in 2003, our Fährbrücke paper mill secured three credit facilities aggregating €5.5 million, which facilities along with certain government grants will be utilized to finance equipment and construction costs associated with expanding and adapting the paper machine at the mill for the production of pre-impregnated décor paper. Two of the facilities aggregating €3.5 million mature on December 30, 2012 and bear interest at rates between 4.15% and 4.3% per annum and are repayable in 16 equal semi-annual installments. The other facility in the amount of €2.0 million matures on March 31, 2009 and bears interest at a rate equal to the three-month Euribor rate plus 1.75% per annum and is repayable in 16 equal quarterly installments. All three facilities are guaranteed as to 80% thereof by a German state government. As at June 30, 2003, we had utilized approximately €2.5 million of such facilities.

Rights Plan

        The following summary of certain material provisions of our rights plan is not complete and these provisions, including definitions of certain terms, are qualified by reference to the rights plan on file with the SEC.

        On July 15, 1993, our board of trustees declared a dividend of one preferred stock purchase right for each share of beneficial interest outstanding to the shareholders of record on August 20, 1993. As long as the rights are attached to our shares of beneficial interest, we will issue one right (subject to adjustment) with each new share of beneficial interest we issue so that all shares of beneficial interest will have attached rights. When exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a Series A Preferred Share without par value at an exercise of $75.00, subject to adjustment. Upon the earlier of (1) ten days following the date of a public announcement that a person, entity, or group of associate persons has acquired 25 percent of our shares of beneficial interest or (2) 10 business days following the commencement of, or announcement of, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership of a person or group of 25 percent or more of such outstanding shares of beneficial interest the rights granted to our shareholders will become exercisable to purchase our shares of beneficial interest at a price substantially discounted from the then applicable market price of our shares of beneficial interest.

        Pursuant to our rights plan, the occurrence of certain events involving a person, entity or group of associated persons becoming the beneficial owner of 15 percent or more of our outstanding shares of beneficial interest (subject to limited exceptions) shall constitute a "Triggering Event". Upon the occurrence of a Triggering Event, the rights shall entitle holders, pursuant to the rights plan, to receive shares of beneficial interest in lieu of preferred shares at a price and upon terms that could cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by our trustees.

        These rights could generally discourage a merger or tender offer involving the securities of Mercer that is not approved by our board of trustees by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer. The description and terms of the rights are set forth in a rights agreement, dated as of August 20, 1993. Shares issued upon conversion of the notes are subject to the rights plan.

        In connection with the sale of notes hereunder, we will amend our rights plan to provide that the determination of the percentage of our outstanding shares of beneficial interest beneficially owned by a person, entity or group of associated persons shall be based upon the number of our shares of beneficial interest outstanding as at the date of determination as if the then outstanding notes had been fully converted and to amend the percentage at which a person, entity or group of associated persons becomes an "acquiring person" as defined in the rights plan from 25 percent to 15 percent.

        The rights agreement will expire on December 31, 2003 and we intend to implement a further rights agreement with similar provisions as the existing rights agreement.

        The balance sheet line item "Receivables and unrealized derivative gain" had been titled "Receivables" for the unaudited consolidated balance sheets as at June 30, 2003 and December 31, 2002. The cash flow statement line item "Receivables and unrealized derivative gain" had been titled "Receivables" for the unaudited consolidated statements of cash flows for the six months ended June 30, 2003 and 2002.

        The following note was added as supplemental disclosure in the financial statements for the six months ended June 30, 2003.

Note 9. Receivables and Unrealized Derivative Gain

	June 30, 2003	December 31, 2002
	(Euros in thousands)
Receivables and other	€34,519	€28,132
Cumulative unrealized gain on derivatives	17,908	3,792

	€52,427	€31,924

        The Company enters into currency swaps, currency forward contracts, and interest rate derivative contracts relating to the Rosenthal mill and interest rate swap agreements relating to the Stendal mill. The Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. Derivative instruments are measured at fair value at each reporting date. None of the Rosenthal and Stendal derivatives are designated hedges as defined in SFAS 133. Accordingly, any realized and unrealized gain or loss on the Company's derivatives are included in other income (loss) in the determination of the Company's net income (loss). Cumulative unrealized gain on derivatives is included in receivables and unrealized derivative gain, and cumulative unrealized loss is included in accounts payable and accrued expenses for Rosenthal or derivative financial instruments, construction in progress for Stendal, on the Company's consolidated balance sheet.

        The following chart will be provided to potential investors in the Company's marketing materials relating to the private offering of convertible notes:

Low Cost NBSK Pulp Producer

DELIVERED CASH COST OF BSKP TO WESTERN EUROPE
ROSENTHAL vs. ALL MARKET PULP PRODUCERS
EUR/ADt
COST LEVEL OF 2002
EXCHANGE RATE 1.05 USD/EUR
700
600
500
400
300
200
100
0
Depreciation and Interest
Distribution to Western Europe, Inland
Manufacturing Costs
EUROPE
Mainly NBSKP
6.6 million tons
CANADA
ALL NBSKP
7.3 million tons
USA NBSKP
1.0 million tons
USA Southern
Pine BSKP
2.5 million tons
Other Regions
Pine BSKP
3.0 million tons
NSBK
Other
Source:
Jaako Poyry

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.
/s/ JIMMY S.H. LEE Jimmy S.H. Lee President and Chief Executive Officer
Date: September 15, 2003

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RISK FACTORS
FIXED CHARGES COVERAGE
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
2002 World Market Pulp Consumption by Grade
Worldwide NBSK Market Pulp Demand
2002 Trade Flows in Pulp for Europe (CEPI)(1) (thousands of tonnes)
Average Annual NBSK List Pulp Prices
Year Ended December 31, 2000
Year Ended December 31, 2001
Year Ended December 31, 2002
Six Months Ended June 30, 2003 (unaudited)
MANAGEMENT
CERTAIN RELATIONSHIPS
Low Cost NBSK Pulp Producer
SIGNATURES